SECURITIES AND EXCHANGE COMMISSION

                 WASHINGTON, D.C. 20549

                  Amendment No. 1 to

                       FORM 8-K

     Current Report Pursuant to Section 13 or 15(d) of
             The Securities Exchange Act of 1934

  Date of Report (Date of earliest event reported): October 12, 1995

                     WORLDCORP, INC.
    (Exact name of registrant specified in its charter)

        Delaware           1-5351            94-3040585
    (State or other   (Commission File    (I.R.S. Employer
    jurisdiction of        Number)       Identification No.)
    incorporation)

    13873 Park Center Road, #490, Herndon, VA          22071
    (Address of principal executive offices)         (Zip Code)

 Registrant's telephone number, including area code: 703/834-9200

                       (not applicable)
(Former name or former address, if changed since last report)

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                      WORLDCORP, INC. 8-KA

Item 2.  Acquisition or Disposition of Assets

     On October 12, 1995, WorldCorp, Inc. (the "Company") closed its equity carve-out of World Airways, Inc. ("World Airways"). The Company sold in a public offering 900,000 shares of common stock ($.001 par value) of World Airways at $12.50 per share. World Airways sold 2,000,000 shares for its own account. Prior to the World Airways offering, the Company's beneficial owner-ship in World Airways was approximately 80%; subsequent to the offering, the Company owns 7,110,064 shares of common stock, with a beneficial ownership of approximately 59% in World Airways.

     As a result of the WorldCorp sale of World Airways common stock, the Company recognized a gain of approximately $4.1 million. As a result of World Airways' sale of common stock, the Company recognized a gain of approximately $11.8 million.

     Assuming that the transaction had occurred on January 1, 1994, WorldCorp's pro forma "Results from Operations" would differ from historical results due to a reduction in the Company's ownership percentage in World Airways. The pro forma "Results from Operations" would differ from historical amounts as follows: the Company's net earnings for the year ended December 31, 1994 would increase by approximately $3.2 million and the Company's net earnings for the six months ended June 30, 1995 would be reduced by approximately 1.5 million.

     The Company's press release dated October 13, 1995, announcing the sale and the World Airways prospectus dated October 5, 1995 were filed with the original Form 8-K.